United States securities and exchange commission logo





                      May 26, 2021

       David W. Crane
       Chief Executive Officer and Director
       Climate Change Crisis Real Impact I Acquisition Corp
       300 Carnegie Center, Suite 150
       Princeton, New Jersey 08540

                                                        Re: Climate Change
Crisis Real Impact I Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 12,
2021
                                                            File No. 001-39572

       Dear Mr. Crane:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services
       cc:                                              Edward Best